Exhibit 10
Service Level Corporation
OEM Software License and Support Agreement
1.	Parties; Effective Date. This Software License and Support Agreement (“Agreement”) is between Service Level Corporation, a Delware corporation with offices at 2929 Plymouth Road, Suite 300, Ann Arbor, Michigan 48105 U.S.A. (“SLC”) and ACE*COMM Corporation 704 Quince Orchard Road, Gaithersburg, Maryland 20878 (“Licensee”). This Agreement is effective on the date last signed by the parties (“Effective Date”).

2.	Nature of Agreement. SLC is a developer of computer software programs and a provider of software-related services. SLC owns and has the right to grant licenses in certain computer software called the SLC RatchetTM Rating System which is more fully described on Schedule A to this Agreement (the “Software”) Licensee desires to use the Software in connection with its development and testing of products that will contain, interface with, and/or be supplied with the Software (“Products”). Identifying the Products as including SLC’s Software, Licensee will then market and license the Products, in object code form, to end-users (“End-Users”) solely in accordance with this Agreement.

3.	Grant of Software License.

3.1	Subject to all terms of this Agreement, SLC grants Licensee a perpetual, nonexclusive, worldwide, nontransferable license to:
3.1.1	integrate and embed the Software into Licensee’s Products and, distribute the Software as integrated into Licensee’s Products for sale as a unit to Licensee’s resellers and End-Users;

3.1.2	use the Software to provide technical support services to Licensee’s reseller and End-Users;

3.1.3	use any user documentation provided by SLC (“Documentation”) to create customer documentation for Licensee’s resellers and End-Users (“Product Documentation”), and distribute such Product Documentation to End-Users, provided that no such user Product Documentation shall contain any Confidential Information of SLC, set forth below; and

3.1.4	reproduce copies of the Software as reasonably necessary for Licensee to exercise its rights under this Agreement, subject to the confidentiality provisions of this Agreement.

3.1.5	use and modify source code for use in and with any of Licensee’s products under a Licensee private label name and

3.1.6	License to End-Users and Sub-License to resellers the Licensee’s private label version of the Software created by Licensee.
3.2	Licensee may not use the Software except as expressly provided herein. All license rights not expressly granted to Licensee in this Agreement are reserved to SLC. Except as expressly provided herein. Licensee shall not sublicense except to authorized resellers, rent, assign except to Licensee’s subsidiaries, lease, sell, distribute or transfer the Software.

3.3	Licensee shall not remove alter or destroy any copyright notices or other proprietary rights marks or legends on or in the Software or Documentation and on authorized copies. In addition, Licensee will ensure that the following trademark notice and copyright notice are included in the “About” section of the Product(s) and on, and/or in, all physical and electronic packaging for the Product(s);
Copyright © 2005 Service Level Corporation, All right reserved.
4.	Ownership. SLC is the owner or licensee of all intellectual property rights in the Software and Documentation, including without limitation, copyrights, trade secrets, trademarks, patents, and “know-how.” Licensee acknowledges the foregoing and agrees to implement software protection measures designed to prevent unauthorized use and reproduction of the Software or Documentation, including, but not be limited to, keeping the Software and Documentation in a secure place, under reasonable access and use restrictions not less strict than those applied by Licensee with respect to its own confidential information. Licensee shall make reasonable efforts to notify SLC of any potential or apparent infringements of rights in the Software and/or Documentation. Licensee shall have and retain all rights, title and interest in and to derivative works made by Licensee pursuant to Section 3.2 above, exclusive of Software. Documentation and other materials owned by SLC or its third party licensors.

5.	Product License.

5.1	Licensee may license Products to End-Users and Sub-License to resellers only pursuant to written agreements (each a “product License”) that include terms and obligations no less stringent regarding the Software and Documentation than the terms and obligations of this Agreement.

5.2	Without limiting the generality of the foregoing each Product License shall contain substantially the following terms, which may not be modified without the prior express written consent of SLC:
5.2.1	authorize the use of End–Users copies of the Software only in machine-readable object code form;

5.2.3	prohibit further copying and/or transfer of the Software. Documentation, and/or Product Documentation by the End-User;

5.2.4	limit the use of the Software to the provision of services to the End-User’s direct customers and prohibit the use of the Software in service bureaus and in Application Provider (“ASP”) mode;

5.2.5	prohibit the End-User, or its customers who may have access to the Software incident to services provided by the End-User from reverse engineering reverse compilation or reverse assembly of the Product(s) and/or Software.

5.2.6	a disclaimer of all warranties or liability as to SLC including without limitation warranties of merchantability and fitness for a particular purpose:

5.2.7	require the End-User to be bound be the same or substantially similar confidentiality obligations that Licensee is bound by under this Agreement; and
6.	Software Delivery and Acceptance; Remedy.

6.1	Within ten (10) days after the date SLC receives this signed Agreement which includes payment of the OEM License Fee described in Schedule B, SLC will ship the Software and any other materials identified in Schedule A to Licensee. Licensee may acquire additional services from SLC at SLC’s then current technical services rates or as otherwise agreed between the parties.

6.2	The Software is deemed accepted sixty (60) calendar days after installation unless within that time (the “Acceptance Period”). Licensee provides written notice to SLC that the Software does not operate in substantial conformance with the specifications as described in the HTML based Ratchet Rating System User documentation delivered as part of this

Agreement. If Licensee provides such written notice to SLC. SLC will use commercially reasonable efforts to, at its sole option, repair or replace the Software with in a reasonable time of its receipt of the notice. If SLC is unable to repair or replace the Software within a reasonable time Licensee may terminate this Agreement and return the Software and Documentation for a full refund of the license paid pursuant to this Agreement.
7.	Fees; Taxes.

7.1	In exchange for the rights granted to Licensee under this Agreement Licensee shall pay SLC the fees set forth in Schedule B.

7.2	Licensee shall pay the fees to SLC in accordance with the terms of Schedule B. One-time charges required under this Agreement will be billed by SLC in advance. Standard payment terms are net cash without discount set-off or deferment due and payable with thirty (30) days from the date of SLC’s invoice. Licensee shall be charged a one and a half percent (1.5%) late fee per month on all overdure amounts for any fees due and payable under this Agreement.

7.3	All fees are net of any sales, excise, ad-valorem use or other taxes. Licensee warrants that it shall be responsible for payment of all such taxes arising from Licensee’s use of the Software and distribution of the Products. Licensee shall pay, or reimburse. SLC for any tax or assessment including but not limited to all sales, use, rental, property, gross receipts, excise or other taxes duties or charges imposed by any government body or agency or subdivision thereof (collectively “governmental body”) by virture of SLC’s interest in or sale, provision, or use of any services or tangible personal or intangible property pursuant ot the terms of this Agreement. Licensee shall pay SLC or the appropriate governmental body as the case may be such tax or assessment together with any times penalties or interest thereon within thirty (30) calendar days of the date of the invoice by SLC or the date on which Licensee received notice of such requirement from the applicable governmental body whichever is earlier. Notwithstanding the foregoing, Licensee shall not be responsible for paying or reimbursing SLC for corporate franchise tax capital tax, net worth tax, or taxes measured by reference to SLC’s net income.

7.4	Should Licensee in good faith dispute any portion of the invoice submitted by SLC. Licensee must advise SLC in writing within thirty (30) days of invoice date of such dispute and when due pay all non-disputed charges. SLC will consider Licensee’s dispute in good faith.

8.	Maintenance and Support Services ; Other Services.

8.1	SLC shall make installation, customization, training, consulting, technical support and other services related to the Software available to Licensee in accordance with the terms and fees set forth on Schedule B. Licensee may acquire additional services through the written agreement of the parties. Licensee shall be solely responsible for providing any warranty and technical support to its End-Users. Other than as provided in Section 8.3. SLC shall have no responsibility for any technical support to End-Users unless SLC contracts directly with such End-User.
8.2	Licensee may also request on-site assistance from SLC. In such event Licensee shall pay SLC its then current per-diem fees, and will reimburse SLC for all reasonable traveling expenses and costs for meals, travel and lodging.

9.	Indemnification by SLC for Infringement Damages.

9.1	SLC shall defend, at its sole expense, any third party claim, demand or suit against Licensee alleging that Licensee’s authorized use of the Software and Documentation infringes a third party’s U.S. patent, copyright, trademark, trade secret or other intellectual property right (“Claim”), and shall indemnify and hold Licensee harmless from and against any and all damages, fines, penalties, costs, expenses and/or fees (including reasonable attorney’s fees) awarded or assessed against Licensee in association with the Claim, or reached through a negotiated settlement of the Claim.

9.2	If the Software infringes a third party’s U.S. patent, copyright, trademark, trade secret or other intellectual property right, or SLC reasonably believes that it is likely to infringe, then SLC shall, at its sole expense either (1) procure for licensee the right to continue using the Software (2) replace the Software with the software of similar functionality that is non-infringing; or (3) modify the Software so that it is non-infringing, but maintains substantially the same functionality.

9.3	In order to receive the indemnification in this Section, the Claim must take place in the United States; Licensee must promptly notify SLC of the assertion of the Claim; allow SLC to retain sole and exclusive control over the defense and /or settlement of the Claim; and cooperate with SLC, at SLC’s expense, in the defense and /or settlement of the Claim. This Section sets forth SLC’s sole indemnification obligations and Licensee’s sole indemnification remedies, in association with the Claims described above.

10.	Indemnification by Licensee.

10.1	Licensee represents and warrants that it shall be solely responsible for all actions relating to its Products, including obtaining any licenses necessary for its use of the Software, third party software, products, data, know-how, or technology; its creation and distribution of Products; and marketing, advertising, sale, export, warranty, performance of, and technical support for the Products. In addition, Licensee shall not make any statement, representation, or warranties, or accept any inabilities whatsoever, to or with regard to nay person or entity that are inconsistent with any disclaimer or limitation contained in this Agreement.

10.2	Licensee shall defend, at its sole expense, any Claims against SLC arising out of or related to the responsibilities of Licensee as set forth in Section 10.1 or otherwise related to the Products except to the extent such Claims are caused by SLC or are SLC’s obligation under

Section 9 above, and shall indemnify and hold SLC harmless from any and all damages, fines, penalties, costs, expenses and fees (including reasonable attorneys’ fees) awarded or assessed against it as a result of such Claim, or reached through a negotiated settlement of the Claim.

10.3	In order to receive the indemnification in the Section, SLC must promptly notify Licensee of the assertion of the Claim; allow Licensee to retain sole and exclusive control over the defense and/or settlement of the Claim; and cooperate with Licensee, at Licensee’s expense, in the defense and/or settlement of the Claim. This Section sets forth Licensee’s sole indemnification obligations, and SLC’s sole indemnification remedies, in association with the Claims described above.

11.	Confidentiality.

11.1	During the Agreement each party may have access to information that is considered confidential by the other. This information may include the Software, technical know-how, technical specifications, software object code and source code, protocols, strategic business plans, results of testing, systems, financial information, product information, methods of operation, customer information, supplier information, and compilation of data that a party marks or designates as confidential (“Confidential Information”).

11.2	Each party shall use the other party’s Confidential Information only for the purpose of, and in performance of its obligations under, this Agreement. Each party shall maintain the confidentiality of the other party’s Confidential Information in the same manner in which it protects its own Confidential Information of like kind, but in no event shall either party take less than reasonable precautions to prevent the unauthorized disclosure or use of the other party’s Confidential Information.

11.3	Subject to the terms set forth herein, each party is permitted to disclose the other party’s Confidential Information to its employees and subcontractors on a need to know basis only, provided that such employees and subcontractors have written confidentiality obligations to that party and that each party shall remain fully responsible and liable to the other party for each employee’s and or subcontractor’s performance and/or breach of such obligations.

11.4	The confidentiality provisions of this Agreement do not apply to information that is entirely in the public domain through no fault of the receiving party was known to the receiving party prior to access to that information as demonstrated by written records; received lawfully from a third party through no breach of any obligation of confidentially owed to the other party; or created by a party independently of its access to or use of the other party’s Confidential Information.

11.5	Subject to the terms of Section 17, upon termination of this Agreement or at a party’s request, each party shall return the other party’s Confidential Information and shall not use the other party’s Confidential Information for its own or any third party’s benefit. The provisions of this section shall survive termination of this Agreement for so long as the Confidential Information remains Confidential.
12.	Limited Warranties; Exclusion of Certain Warranties.

12.1	SLC warrants that for thirty (30) days after the Acceptance Date, the Software will perform in substantial conformance with the Documentation and functionality existing on the date of implementation . If during this period the Software does not perform as warranted , then SLC will use commercially reasonable efforts to correct the nonconformance at SLC’s expense and at a location of SLC’s choosing. If SLC is unable to correct the nonconformance within a reasonable time Licensee shall have the right to terminate this Agreement and return the Software and Documentation for a full refund of license fees paid pursuant to this Agreement.

12.2	The limited software warranty applies only to Software used in accordance with this Agreement, and does not apply if the Software media or Software code has been subject to accident, misuse, or modification, and only if the nonconformance can be demonstrated on an unmodified version of the Software. In SLC investigates any nonconformance and such noncoformance is found to be caused by operator error, erroneous system configuration, modification, or other cause not inherent in the software. SLC reserves the right to charge for its services at its then - current technical service rates.

12.3	The Software is not a substitute for professional judgment, and SLC shall have no liability or responsibility for the results obtained by the use of the Software by the Licensee or any End-User SLC does not warrant that the functions contained in the Software will meet Licencee‘s specific requirements, the requirements of Licenee’s particular industry, or will be error-free or operate without interruption . The remedies outlined in this Section 12 are Licensee’s sole remedies with regards to warranties for the Software.

12.4	THESE LIMITED WARRANTIES ARE IN LIEU OF AND LICENSEE HEREBY WAIVES. ALL OTHER WARRANTEES. EXPRESS OR IMPLIED. INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

13.	Limitation of Liability.

13.1	Licensee acknowledges that it is responsible for its selection and used of the Software, and the results obtained from its use of SLC Software. Licensee agrees that the Software in not a substitute for professional technical expertise.

13.2	In no event shall SLC be liable to Licensee in relation to this Agreement or the Software, regardless of the form of action or theory of recovery for any (a) indirect indirect, incidental, consequential, special, primitive or exemplary damages, regardless of whether SLC has been made aware of their possibility and or (b) lost profits, loss of data, benefit of the bargain damages, or business interruption losses. Any claims relating to this Agreement shall be brought within one (1) year after the party asserting the claim knew, or reasonably should have known of the existence of the claim.

13.3	Except for claims arising out of a party’s indemnification obligation any claim arising out of, or related to, this Agreement must be initiated within one (1) year of the date the party knew, or reasonably should have known, of the existence of such claim against the other party.

14.	Source Code Escrow. With prior SLC written approval, where such approval shall not be unreasonably withheld. Licensee shall, for the sole purpose of enabling licensee to provide emergency support to its End-Users in connection with the Software and for no other purpose be permitted to deposit one copy of the source code for the Software, as updated from time to time, in an escrow account with a Licensee selected third-party escrow agent. Licensee expressly agrees that the End-Users rights to access and use the source code in escrow shall be triggered and limited by the terms of the agreement with the escrow agent. SLC shall not pay any fees required for the services of the third-party escrow agent.

15.	Laws and Regulations of the United States; Export; Government Rights.

15.1	Licensee shall comply with all provisions of any applicable laws, regulations, rules and orders relating to the licenses herein granted and to the testing, production, transportation, export, packaging, labeling, sale or use of the Software. Product Documentation and in Products, or otherwise applicable to Licensee’s activities hereunder. Licensee shall obtain such written assurances regarding export and re-export of technical data including the Software and Product Documentation and any products made by use of technical data as may be required by the office of Export Administration Regulations, and Licensee hereby gives such written assurances as may be required under these Regulations to SLC. With respect to any export transaction under this Agreement, SLC will provide reasonable cooperation to Licensee at Licensee’s request and sole expense to effect compliance with all applicable export regulations if any.

15.2	In connection with any use of the Software outside the United States. Licensee agrees that its export of the Software is regulated, among other laws, rules, and regulations, by The U.S. Export Administration Act and Executive Orders relating to export. Re-export, diversion, duplication or resale of the Software without prior authorization as required by such laws, rules, and regulations, is prohibited. The licenses granted in this Agreement are conditioned upon the duty of Licensee to comply with all laws, regulations, and Executive Orders relating to export, including but not limited to the U.S. Export Administration Act. Licensee shall into export or re-export the Software. Product Documentation or Products in violation or contravention of such legal restrictions, and indemnifies and holds harmless SLC for any claim, investigation or assertion inconsistent with this duty.
15.3	Licensee shall include a statement similar or substantially similar to the following statement (or any newer version of the following statement as it may by regulations be revised from time to time) in any distribution of the Software (Licensee shall include in the statement the appropriate information called for in the brackets)
Where the Licensee is the United State Federal Government or Agency, of any agent acting for or on its behalf in licensing this Program, this following clause shall apply:
UNITED STATES GOVERNMENT RESTRICTED RIGHTS:
Contract No. [__________________________________]
Contractor Name [_________________________________]
Contractor Address [______________________________]
This software and any associated documentation are provided with RESTRICTED RIGHTS. The Government’s rights to use modify, reproduce, release, perform, display or disclose are restricted by paragraph (b) (3) of the Rights in Noncommercial Computer Software and Noncommercial Computer Software Documentation clause at DFAR 252.227-7014 (Jun 1995), and the other restrictions and terms in paragraph (g)(3)(i) of Rights in Data-General clause at IAR [ILLEGIBLE]. Alternative III (Jun 87) and paragraph (e)(2) of the Commercial Computer Software-Restricted Rights clause at FAR 52.227-19 (Jun 1987), contained in the above identified contract. Any reproduction of computer software or portion thereof marked with this legend must also reproduce the markings. Any person other than the Government, who has been provided access to such software must promptly identify the above named Contractor.
16.	Right of Prompt Notice.
If during the period of twenty-four months after the Effective Date. SLC receives an offer from any third party to acquire SLC or the Software, or SLC created derivatives of Software

SLC agrees to promptly notify Licenses and provide at minimum twenty-one (21) days for Licensee to present an offer in writing for the acquisition of SLC or the Software.
17.	Term and Termination.
17.1	This Agreement is legally effective on the Effective Date and is perpetual unless terminated sooner pursuant to this Agreement.
17.2	SLC may terminate this Agreement, and the licenses granted herein (1) if Licensee commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of such breach. Material breaches by Licensee shall include, but not be limited to, unauthorized disclosure of the Software and or Documentation to third parties, use of the Software outside the scope of the license granted in Section 3, failure to timely pay any amounts when due and failure to indemnify SLC as set forth in this Agreement:(2) upon written notice to Licensee in the event of an unauthorized assignment, sublicense or transfer of the Agreement; and/or (3) upon written notice if Licensee breaches any obligations of confidentiality or proprietary rights.
17.3	License may terminate this Agreement (1) if SLC commits a material breach of this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of such breach: (2) upon written notice to SLC in the event of an unauthorized assignment sublicense or transfer of the Agreement, and/or (3) upon written notice if SLC breaches any obligations of confidentiality or proprietary rights.
17.4	Upon the effective date of termination of this Agreement if termination is:
17.4.1	By SLC then Licensee shall pay SLC all fees that have accrued to and or are due to SLC by Licensee prior to the effective date of expiration or termination; each party shall return all copies of the other’s Confidential Information in its possession and/or control; Licenses shall cease all development, marketing, distribution, and licensing activities under this Agreement or related to the Software; and, except as otherwise provided in this Agreement, the rights and licenses granted to Licensee under this Agreement shall immediately cease.
17.4.2	By Licensee then Licensee shall be granted all the rights and licenses granted to Licensee under this agreement so long as Licensee has paid all consideration due to SLC.
17.4.3	Except for termination of Licensee’s right to use the Software pursuant to Section 9.2. End-Users who have taken delivery of, or placed orders for Products prior to the effective date of expiration or termination shall continue to have the rights to use the Software as incorporated into the Products. Such End-Users’ right to continue to use the Software is subject to License’s continued payment to SLC, in accordance with the terms of this Agreement, of all applicable license and other fees associated with such End-Users’ Product use.

17.5	All terms of this Agreement related to confidentiality, indemnification, disclaimer of warranties, maintenance of records and audit rights, ownership, employee and sub-contractor non-solicitation and limitations of liability will survive termination or expiration of this Agreement.
18.	No Employee/Sub-contractor Solicitation. During the term of this Agreement and for a period of two (2) years after its termination. Licensee shall not employ, contract with, use, hire or directly solicit for hire any individual(s) who was or is a SLC employee or sub-contractor during the term of this Agreement and whom Licensee became aware of in the course and scope of this Agreement.
19.	Use of Marks: Publicity: Marketing.
19.1	The parties agree that all information concerning this Agreement or either of the parties contained in any written or oral announcement, press release, or other public release of information, must be pre-approved by both parties but such approval will not be unreasonably withheld.
19.2	Each party may provide, at its sole discretion and cost reasonable cooperation for the other party’s marketing, advertising, demonstration, distribution and promotional activities for the Software and Products, as applicable. Such cooperation may include, without limitation, activities such as joint press releases, demonstrations, marketing collateral, sales tools, cooperative presentations to large accounts, advertisements in trade press, and participation in trade shows and seminars, as agreed between the parties.
20.	General Terms.
20.1	This Agreement, all Schedules, and all amendments thereto contain the entire understanding of the parties with respect to the subject matter addressed herein and supersede, replace and merge all prior understanding, promises, representations and agreements, whether written or oral relating thereto. Only a writing signed by both parties may modify this Agreement. No terms or conditions of either party’s invoice purchase order or other administrative document shall modify the terms and conditions of this Agreement, regardless of the other party’s failure to object to such form. The remedies accorded SLC under this Agreement are cumulative and in addition to those provided by law.
20.2	Any waiver of a provision of this Agreement or of a party’s right or remedy under this Agreement must be in writing, signed by that party, to be effective. Failure, neglect, or delay by a party to enforce the provisions of this Agreement or its rights or remedies at any time, will not be deemed a waiver of such party’s rights or remedies and will not affect the validity of this Agreement, or part thereof, or prejudice such party’s right to take subsequent actions.

20.3	The relationship between SLC and Licensee is that of licensor and licensee. Nothing in this Agreement shall be construed as creating a relationship between SLC and Licensee of joint venturers, partners, employer-employee, franchisor-franchisee or agent. Neither party has the authority to create any obligations for the other, or to bind the other to any representation or document.
20.4	All notices must be in writing and sent either by hand delivery messenger certified mail return receipt requested: overnight courier: or by facsimile or by e-mail (with a confirming copy) and shall be effective when received by such party at the address listed herein or other address provided in writing.
20.5	Neither party shall be responsible for any delay or failure in performance of its obligations under this Agreement that is caused directly by events, occurrences, or causes beyond the reasonable control of that party. Such events occurences or causes include without limitation, strikes, lockouts, riots, acts of war, earthquakes, fire and explosions.
20.6	If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, such provision will be enforced to the fullest extent that it is valid and enforceable under applicable law. All other provisions of this Agreement shall remain in full force and effect.
20.7	Licensee may not assign this Agreement in whole or in part, without SLC’s prior express written consent which may be withheld at the SLC’s sole discretion and for any reason except as provided in the following sentence. SLC agrees it shall approve assignment when a party acquires majority voting control of Licensee and so requires it or when such party acquires all of Licensee’s products that utilize Licensee’s private label version of the Software or their derivative’s thereof. Any attempted assignment without such written consent shall be void. SLC agrees that Licensee may assign this Agreement to a wholly-owned subsidiary of Licensee provided that licensee shall remain primarily responsible for its obligations to SLC under this Agreement. Subject to the foregoing this Agreement will be binding upon and will inure to the benefit of the parties and their respective successors and assigns.

20.8	This Agreement shall be governed by the laws of the State of Michigan (exclusive of its choice of law rules), and the federal laws of the United States of America. The place of performance of this Agreement is Washtenaw County, Michigan. Any litigation arising between the parties in relation to this Agreement shall be initiated and maintained in the Circuit Court of the Country of Washtenaw. Michigan, or the U.S. District Court for the Eastern District of Michigan, Southern Division and the parties hereby expressly submit to the personal jurisdiction and venue of such courts.
20.8.1 In any action by a party to enforce this Agreement, the prevailing party in such action shall be awarded all court costs and reasonable attorneys’ fees incurred, including such costs and attorneys’ fees incurred in enforcing and collecting any judgment.
AGREED AND ACCEPTED:

Service Level Corporation,		ACE*COMM Corporation
a Delaware corporation		a Maryland Corporation
2929 Plymouth Road, Suite 300		704 Quince Orchard Road
Ann Arbor, Michigan 48105 U.S.A.		Gaithersburg, Maryland 20878 U.S.A.
By:	/s/ Carl A. Wright	By:	/s/ Steven R. Delmar

	(Signature)		(Signature)

Name:	Carl A. Wright	Name:	Steven R. Delmar

	(Printed)		(Printed)

Title:	President	Title:	SR. VP & CFO

Date:	31 May 2005	Date:	5/31/05

Service Level Corporation
Software License and Support Agreement
Schedule A
1. Description of Software.
The Software is the “SLC RatchetTM Rating System” program as written and delivered to licensee in source code form along with any related files needed to easily compile and build the Software. The Software is described in the HTML based Ratchet” Rating System User documentation as supplied to the Licensee at the time the Agreement is executed.
The Software includes any maintenance releases of the Software that correct any program errors during the warranty period.
Other product enhancements related to the Software may be developed and named separately. These are not included in the Software.
2. Training.
SLC will make available training programs for Licensee’s employees at Licensee’s location or SLC location. Training materials used in the instruction are provided by SLC. Licensee is responsible for all transportation expenses for SLC’s employees to and from Licensee’s location, including all reasonable daily lodging and food expenses.
Types of Training
•	Ratchet User Training

This is four days of training focused on teaching a user now to define and implement rating plans . It includes training on controlling the input and output structures that they process. This normally bridges directly into helping a customer implement and test their rate plans.

•	Ratchet Installation Configuration Training

This is one-day training class. It includes installing an actual system. It assumes that you’ve already installed and SQL Server Oracle database.

•	Sales Demo Training

This is an informal tutorial where existing PowerPoint presentations can be reviewed along with run-thrus of Ratchet demos with existing demo databases. This is two days long.

•	API training

SEC	Licensee

Service Level Corporation
Software License and Support Agreement
Schedule B
1. OEM License Fee
On the Effective Date, Licensee shall pay an OEM License Fee of $200,000,00 (two hundred thousand dollars) USD and subject to ACE*COMM Board of Directors approval. ACE*COMM common stock equivalent to $750,000 (seven hundred fifty thousand dollars) to SLC for Licensee’s site license to the Software. The number of shares of common stock is determined by dividing the 750,000 amount by the “common stock share price” and rounding up to the next whole share.
The “common stock share price” is the volume weighted average of the closing price during the 10 (ten) trading days prior to the Effective Date. In the event that the share price on the last trading day of this averaging period is less than or equal to 75% of the “common stock share price”. SLC retains the right to reconsider or withdraw from this Agreement without penalty and will refund any licensee fee paid. This payment shall accompany the executed Agreement and precede delivery of the Software.
License shall cause the stock issued to SLC pursuant to this Agreement to be filed with appropriate securities regulators no later than October 15, 2005. In the event that the shares are not filed by this date Licensee shall redeem the share for $750,000 in cash upon the written request of SLC. Licensee shall pay SLC for the shares within three weeks.
Licensee shall also pay $50,000 (fifty thousand dollars) at the end of twelve months following the Effective Date. The OEM License Fee is partially refundable, as defined in the related section in the event of termination during the initial Acceptance Period.
2. Private Labeling of the Software for Licensee
SLC shall at no additional cost provide a version of the Software where Licensee can easily change all mention of “Service Level Corporation”, with the exception that copyright notices shall remain unchanged. Licensee shall forever preserve all SLC copyright notices.
3. Fee for Non-covered Warranty Services
Upon Licensee request. SLC shall provide non-covered warranty services. It SLC can do this work for you from out Ann Arbor offices, the fee is $1,200/day person. For work at another location, the fee is $1,600 day person plus direct travel expense. After the first year of this Agreement, SLC shall adjust the labor rate for sales and customer installation services according to changes in the Consumer Price Index.

SEC	Licensee

This is training in the creation of programs that use the rating server and the data servers via Rendezvous message. This is an informal tutorial where an experienced programmer works with your programmer(s) to create several programs that use the API.
We will provide you with example programs that use the API at no charge.

SEC	Licensee